                                                                  Exhibit (h)(3)


                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

PUBLICIS COMMUNICATION,                   )
                                          )
                  Plaintiff,              )
                                          )
            v.                            )     Civil No. 97 C 8263
                                          )
TRUE NORTH COMMUNICATIONS INC.,           )     Judge Joan B. Gottschall
BRUCE MASON, STEPHEN T. VEHSLAGE,         )
GREGORY W. BLAINE, LAUREL CUTLER,         )
J. BRENDAN RYAN, RICHARD S.               )
BRADDOCK, MICHAEL P. MURPHY, and          )
RICHARD P. MAYER,                         )
                                          )
                  Defendants.             )
                                          )
                                          )     JURY TRIAL DEMANDED
                                          )
TRUE NORTH COMMUNICATIONS INC., a         )
Delaware corporation                      )
                                          )
                  Counterclaim-Plaintiff, )
                                          )
            v.                            )
                                          )
PUBLICIS COMMUNICATION, a                 )
French corporation, PUBLICIS S.A., a      )
French corporation, and MAURICE LEVY      )
a French citizen,                         )
                                          )
                  Counterclaim-Defendants.)



             ANSWER OF DEFENDANTS TRUE NORTH COMMUNICATIONS INC., BRUCE MASON, STEPHEN T. VEHSLAGE, GREGORY W. BLAINE,
             LAUREL CUTLER, J. BRENDAN RYAN, RICHARD S. BRADDOCK,
                 MICHAEL P. MURPHY, AND RICHARD P. MAYER AND
           VERIFIED COUNTERCLAIM OF TRUE NORTH COMMUNICATIONS INC.

            Defendants True North Communications Inc. ("True North"), Bruce Mason, Stephen T. Vehslage, Gregory W. Blaine, Laurel Cutler, J. Brendan Ryan, Richard S. Braddock, Michael P. Murphy, and Richard P. Mayer (collectively, the "Defendants"), by their undersigned counsel, hereby answer the complaint of Publicis Communication as follows:

                              NATURE OF THE ACTION

      1. Publicis brings this action to redress a wrongful course of conduct by True North and its Board of Directors. Publicis is True North's largest shareholder, holding 18.4% of its common stock. Publicis has a long history of disagreements with current True North management. True North now seeks substantially to dilute the holdings of Publicis and all public shareholders and to vest effective control of the Company and its management.


ANSWER:

      Defendants admit that Publicis Communication is True North's largest shareholder of record and that there has been a long history of disagreements between True North and Publicis Communication and its parent, Publicis S.A. Defendants deny that they have engaged in any wrongdoing and further deny each and every other allegation of paragraph 1.


      2. True North seeks to implement this change of control by means of a merger with another advertising firm, Bozell Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"). Under the merger agreement, True North will issue 20 million new shares of True North common stock, an amount that will dilute the holdings of True North's current public shareholders -- and Publicis -- by approximately 50%. After the merger, management of the surviving True North will own and/or have the power to direct the votes for a controlling block of the Company's stock, while Publicis' stake will be reduced to less than 10%.


ANSWER:

      Defendants admit that True North has entered into a Merger Agreement with the advertising firm of Bozell, Jacobs, Kenyon & Eckhardt. Inc. ("Bozell"), that pursuant to the


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Merger Agreement, True North will issue new shares of True North common stock in exchange for the stock of Bozell, and that following such issuance, Publicis Communication is expected to hold less than 10% of the outstanding shares of True North. Publicis Communication has, however, the right to purchase additional shares of True North. Defendants deny that the Merger Agreement with Bozell constitutes a change of control and deny that management will have the power to direct a controlling block of stock, and further deny each and every other allegation of paragraph 2.


      3. In breach of its fiduciary obligations, the True North Board has refused to meet with Publicis to consider a superior proposal made by Publicis that will deliver more value to the Company's shareholders. Instead, True North management has embarked upon a campaign to lock up its future, improperly restricting the Board's ability to consider superior offers, and manipulating the corporate machinery to fix the upcoming special shareholder vote on the Bozell merger. Defendants have violated the New York Stock Exchange Rules as well as the federal proxy rules in order to disenfranchise those stockholders who are likely to vote against the Bozell merger.


ANSWER:

      Defendants admit that the True North Board has not met with Publicis in connection with a letter received by True North on November 10, 1997, but further state that there has been no breach of fiduciary obligations and deny each and every other allegation of paragraph 3.


      4. Upon information and belief, if the Bozell merger is consummated, the pay-off to members of post-merger True North management and one of True North's outside directors - who will potentially receive tens of millions of dollars over the next several years - is fantastic. Unfortunately, the shareholders will not reap the same windfall.

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ANSWER:

      Defendants deny each and every allegation of paragraph 4.


      5. Publicis brings this action for preliminary and permanent injunctive relief, for declaratory relief, and for damages.


ANSWER:

      Defendants deny that Publicis has properly brought this action and further deny that Publicis is entitled to any relief.


                             JURISDICTION AND VENUE

      6. This Court has jurisdiction over this action pursuant to 28 U.S.C. Section 1332. The amount in dispute exceeds $75,000.


ANSWER:

      Defendants admit that this court has jurisdiction and that the amount in dispute exceeds $75,000.


      7. Venue is proper under 28 U.S.C. Section 1391.


ANSWER:

      Defendants admit the allegations in paragraph 7.


                                   THE PARTIES

      8. Publicis is a wholly-owned subsidiary of Publicis, S.A. Both Publicis and Publicis S.A. are French corporations with their principal place of business in Paris, France. Publicis is one of Europe's largest advertising networks, with offices in 35 countries and 71 cities. Publicis S.A.'s stock is publicly traded on the Paris stock exchange.

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ANSWER:

      Defendants deny that Publicis Communication is a wholly-owned subsidiary of Publicis S.A.; in fact, True North owns 26.5% of the shares of Publicis Communication. Upon information and belief, defendants admit the remaining allegations in paragraph 8.


      9. Defendant True North is a Delaware company with its principal place of business in Chicago. True North is a communications company and the parent of Foote, Cone & Belding, a national advertising agency network. Its stock is traded on the New York Stock Exchange.


ANSWER:

      Defendants admit the allegations in paragraph 9.


      10. Defendant Bruce Mason is the Chairman of the Board of Directors and Chief Executive Officer of True North. Defendants Stephen T. Vehslage, Richard S. Braddock, Michael P. Murphy, and Richard P. Mayer are directors of True North. Defendants Gregory W. Blaine, Laurel Cutler, and J. Brendan Ryan are officers and directors of True North. Upon information and belief, the Director Defendants are citizens of Illinois, New York, and Connecticut.


ANSWER:

      Defendants deny that Laurel Cutler is an officer of True North and state that the Director Defendants are citizens of Illinois, New York or Connecticut. Defendants otherwise admit the allegations in paragraph 10.


      11. In 1989, Publicis and True North formed a separate joint venture in which the two companies combined certain of their European operations. As part of the formation of the joint venture, the parties also became significant shareholders of one another.

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ANSWER:

      Defendants admit the allegations of paragraph 11.


      12. In the years since the formation of the Publicis/True North joint venture, the parties have had disagreements concerning the nature and scope of their joint efforts. Notwithstanding these disagreements, Publicis has never posed any type of threat to True North's corporate policies or effectiveness, although, upon information and belief, True North incorrectly and unreasonably perceived Publicis as a threat. In May 1997, the parties signed a series of agreements that unwound their European joint venture. After consummation of the transactions contemplated by the May 1997 agreements, Publicis remained an 18.5% owner of True North, and True North became a 26.5% owner of Publicis.


ANSWER:

      Defendants admit that, as a result of Publicis Communication's and Publicis S.A.'s wrongful conduct, the parties had disagreements concerning the joint venture from its inception until early 1997, and defendants further admit that in May 1997, the parties signed a series of agreements to end their joint venture and that, as a result of those agreements, Publicis Communication remained a stockholder of True North and True North remained a stockholder of Publicis Communication. Defendants deny each and every other allegation of paragraph 12.


                                THE BOZELL MERGER

      13. On July 31, 1997, True North announced its agreement to merge with Bozell, an advertising firm with headquarters in New York City (the "Bozell Merger"). True North did not consult its largest stockholder, Publicis, with respect to the Bozell merger. Since the July announcement, the stockholders of True North have not been provided with detailed information regarding the Bozell Merger.


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
ANSWER:

      Defendants admit that True North announced the Merger Agreement with Bozell on July 31, 1997. Defendants deny each and every other allegation of paragraph 13.


      14. The merger agreement with Bozell (the "Merger Agreement") requires True North to issue 20 million new shares of common stock, nearly doubling the 25 million currently outstanding. The Merger Agreement also requires an amendment of True North's charter to increase the total number of authorized shares of common stock from 50 million to 90 million. Each share of Bozell common stock will be converted into 0.51 shares of True North common stock upon completion of the Bozell Merger.


ANSWER:

      Defendants admit that the Merger Agreement requires an increase in the total number of True North authorized shares of common stock and that each share of Bozell common stock will be converted into 0.51 shares of True North common stock upon completion of the Merger. Defendants deny each and every other allegation of paragraph 14.


      15. Upon information and belief, post-merger management of True North will effectively control the Company. Through the exercise of options and distribution of newly issued shares, the post-merger management of True North will gain voting control of a dominant block of the Company's shares, many times larger than the block owned by Publicis. Publicis and True North's public shareholders, on the other hand, will suffer an approximate 50% dilution in their holdings. In addition, post-merger management will control the newly constituted and expanded Board of Directors. Publicis may lose its single seat on the Board.


ANSWER:

      Defendants admit that, as a result of the Bozell Merger, Publicis Communication's percentage ownership of True North will decrease, but further state that Publicis Communication has the right to buy additional shares of True North common stock so as to maintain its current ownership percentage. Defendants deny each and every other allegation of paragraph 15.


      16. In connection with the Merger Agreement, upon information and belief, employment agreements were entered into with certain members of senior management of both companies that provide that, upon consummation of the Merger, certain of the Defendants will receive exorbitant compensation, potentially in excess of tens of millions of dollars over the next several years.


ANSWER:

      Defendants deny the allegations of paragraph 16.


      17. The Merger Agreement prohibits True North and its officers, directors, and employees from engaging in discussions or negotiations with other potential bidders for True North except under very limited circumstances. The Merger Agreement only permits the True North Board to consider a "Superior Parent Takeover Proposal", which is narrowly defined as a third-party offer for a business combination with True North in which the sole consideration to be received by True North shareholders is the stock of a widely-held public company.


ANSWER:

      Defendants admit that the Merger Agreement, among its numerous terms and conditions, places certain specified limitations upon True North in engaging in discussions or negotiations with potential bidders for True North. The Merger Agreement places similar limitations upon Bozell. Defendants deny each and every other allegations of paragraph 17.


                              THE PUBLICIS PROPOSAL

      18. On November 10, 1997, Publicis chairman Maurice Levy sent a letter to the True North Board of Directors stating Publicis' belief that "True North's transaction with Bozell is contrary to the best interests of True North's stockholders, of which Publicis is by far the largest with 18.5% of True North's common stock." As Mr. Levy explained:

            The acquisition does not solve True North's fundamental strategic weakness, which has been its failure to establish a global presence. Bozell is primarily a U.S.-based business with a weak international presence, and Publicis believes that its acquisition by True North will compound, rather than solve, True North's strategic weaknesses. As global marketers have increasingly demanded worldwide coverage, True North has continued to focus on its U.S. business and as a result, we believe that True North now finds itself at a significant competitive disadvantage. In short, True North's proposed acquisition of Bozell does nothing to solve these problems, and we believe (based on the limited information that has been made available to date) that the price to be paid for Bozell significantly exceeds the value of Bozell's business."


ANSWER:

      Defendants admit that on November 10, 1997, True North received a letter from Maurice Levy and admit that the letter contains the quoted language. Defendants refer to the entirety of Mr. Levy's letter for its full contents, and deny each and every other allegation of paragraph 18.


      19. As an alternative to the Bozell transaction, Mr. Levy stated that Publicis is "prepared to propose a business combination between Publicis Communication and True North in which each outstanding share of True North would be valued at US$28":

            Publicis has for some time believed that a combination of Publicis Communication's businesses with those of True North would create a powerful global presence with tremendous opportunities for growth.... We at Publicis continue to believe that a merger between
            Publicis Communication and True North is in the best interests of both True North's and Publicis' stockholders and their respective clients and employees ....


ANSWER:

      Defendants admit that on November 10, 1997, True North received a letter from Maurice Levy and admit that the letter contains the quoted language. Defendants refer to the


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
entirety of Mr. Levy's letter for its full contents, and deny each and every other allegation of paragraph 19.


      20. Mr. Levy concluded with an invitation "to discuss with True North and its representatives the details of our proposal, including the cash and stock components of our US$28 valuation":

            We would be willing to meet with you and your advisors at your earliest convenience to discuss our proposal and to answer any questions you may have. Our preferred course would be to negotiate a transaction that can be presented to our respective stockholders and clients as the amicable and joint effort of Publicis, True North and each of the companies' Boards of Directors and senior management.

            I hope that each of you will give our proposal serious consideration, and I look forward to your reply. We stand ready to meet with the Board to present our plans.


ANSWER:

      Defendants admit that on November 10, 1997, True North received a letter from Maurice Levy and admit that the letter contains the quoted language. Defendants refer to the entirety of Mr. Levy's letter for its full contents, and deny each and every other allegation of paragraph 20.


         TRUE NORTH'S ATTEMPTS TO STEAL THE SPECIAL SHAREHOLDER VOTE

      21. True North did not disclose Publicis' letter to the public. Nor did it respond in any way to Publicis. Instead, True North -- recognizing that Publicis' opposition and counter-offer would seriously threaten its proposed merger with Bozell -- immediately undertook to rig the vote at a special shareholders' meeting (set for December 22, 1997) at which the Bozell transaction would be voted upon by True North shareholders.

ANSWER:

      Defendants admit that True North did not disclose the letter to the public until after Mr. Levy and Publicis voluntarily chose to disclose the letter publicly on November 17, 1997. Defendants further state that Mr. Levy's letter to the True North Board stated that it was "STRICTLY CONFIDENTIAL". Defendants deny each and every other allegation of paragraph 21.


      22. True North attempted to manipulate the vote by setting a premature record date, the date used to determine who is entitled to vote at the special shareholders' meeting. Without revealing to the New York Stock Exchange (the "Exchange") or to the public the highly material information that it had received from Publicis, True North set a record date of Tuesday, November 18. True North sat silently upon this information as well, deliberately choosing not to announce that it had set a record date for the special shareholders' meeting.


ANSWER:

      Defendants state that on November 7, 1997, three days prior to Publicis' "offer," True North initially attempted to set a record date with the New York Stock Exchange. Defendants further state that its counsel first contacted the New York Stock Exchange on the morning of November 10, 1997 prior to becoming aware of the existence of Publicis' November 10, 1997 letter. True North's counsel was advised that the earliest potential record date for the Special Shareholders meeting was November 18, 1997. Accordingly, on the morning of November 10, 1997 and without consideration of the letter received from Mr. Levy, True North, in consultation with and with the approval of the New York Stock Exchange, arranged for a record date of Tuesday, November 18, 1997. Defendants deny each and every other allegation of paragraph 22.

      23. After a week had passed with no response, on November 17, Publicis decided to disclose publicly the text of the letter. The stock market's reaction was immediate and dramatic. On the day of the announcement, the price of a share of True North common stock rose more than 12%, from 23 3/8 to 26 1/4. Approximately one million shares were traded on November 17 and 18, more than twelve times the average daily volume of the stock. The market's reaction to the news of Publicis' opposition to the Bozell merger and its counter-proposal demonstrates the significance of the news to True North shareholders.


ANSWER:

      Defendants admit that Mr. Levy and Publicis chose to disclose the November 10, 1997 letter on November 17, 1997 and further admit that the stock market reacted to the announcement. Defendants deny each and every other allegation of paragraph 23.


      24. True North's decision to set an early record date while it sat silently upon this explosive news, if not remedied, will deprive the holders of over a million True North shares of the opportunity to participate in a contested special shareholders' meeting. Because trades of securities take three business days to settle, every single shareholder who purchased True North securities after Thursday, November 13 -- including persons who purchased at higher prices that prevailed after the public announcement of Publicis' opposition and counter-proposal -- has been disenfranchised.


ANSWER:

      Defendants deny the allegations of paragraph 24.


      25. True North's decisions to set a premature record date, to remain silent about Publicis' opposition and counter-proposal, and not to announce its record date have disenfranchised holders of millions of True North shares who purchased because of their interest in, or at prices that reflected, Publicis' counter-proposal. And True North shareholders who sold their shares before the news about Publicis was released will be permitted to vote, notwithstanding their lack of interest in the meeting. In short, because True North remained silent about Publicis' opposition and counterproposal and furtively set an early record date, no True North shareholder who purchased knowing of Publicis' opposition and counter-proposal will be allowed to participate in the special shareholders' meeting.


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
ANSWER:

      Defendants deny the allegations in paragraph 25.


      26. True North's eight-day notice to the Exchange violated Section 401.02 of the rules set forth in the New York Stock Exchange Listed Company Manual, which applies to True North. Section 401.02 provides that "[a] minimum of ten days' notice is required prior to the record date established (or closing of the transfer books) for determination of shareholders entitled to vote at the meeting." True North also violated Securities and Exchange Commission ("SEC") Rule 14a-13 regarding the solicitation of proxies, which requires the mailing of broker inquiries twenty days in advance of the record date. 17 C.F.R 240.14a-13. In violation of Rule 14a-13, True North did not mail broker inquiries until the day before and, in some cases, the day after the record date to maintain the secrecy of its record-date maneuver.


ANSWER:

      Defendants deny the allegations of paragraph 26 and further state that plaintiff has intentionally and misleadingly quoted both the rules of the New York Stock Exchange and the rules of the Securities and Exchange Commission.
Section 401.02 of the New York Stock Exchange rules specifically provides, in pertinent part:

            If it appears impossible to fix a record date which will permit ten days advance notice to be given, that fact should be communicated to the company's Exchange representative as soon as the difficulty becomes apparent. When this is done early enough, it will generally be possible to work out an alternative arrangement.

Securities and Exchange Commission Rule 14a-13 specifically provides that there is no absolute rule for mailing broker inquiry cards twenty days prior to the record date. Rather, the rule states in pertinent part:

            if such inquiry is impracticable 20 business days prior to the record date of a special meeting, as many days before the record date of such meeting as is practicable.

                  TRUE NORTH'S DELAYED RESPONSE TO PUBLICIS

      27. After the close of trading on November 17 - and after Publicis had publicly disclosed the contents of its November 10 letter - True North (through its chairman, Bruce Mason) finally responded to Publicis' November 10 merger proposal. Mason claimed that the Board of Directors discussed the proposal "at length" but rejected the offer, even though it refused to meet with or discuss the proposal with Publicis.


ANSWER:

      Defendants admit that True North publicly disclosed its written response to Mr. Levy's November 10, 1997 letter on November 17, 1997, and incorporates herein the full text of that letter. Defendants deny each and every other allegation of paragraph 27.


      28. Also on November 17, 1997, True North filed a complaint in the Delaware Court of Chancery against Publicis and its parent company, Publicis S.A., seeking a preliminary and permanent injunction to provide certain financial information and documentation to the SEC in connection with True North's preliminary proxy and registration statements. No hearing or other proceeding was held in the action and, on November 21, 1997, counsel for True North informed the Delaware court that Publicis had fully complied with its requests.


ANSWER:

      Defendants admit that on November 17, 1997, True North was forced to file a complaint in the Delaware Court of Chancery to compel Publicis Communication and Publicis S.A. to abide by their contractual commitments to True North. Only after the Delaware Court of Chancery had scheduled a conference at True North's request did Publicis belatedly provide the requested information. Defendants deny each and every other allegation of paragraph 28.


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
                                     COUNT I
                            BREACH OF FIDUCIARY DUTY
                  (INTERFERENCE WITH STOCKHOLDER FRANCHISE)

      29. Plaintiff repeats and realleges paragraphs 1 through 28 as if fully set forth herein.


ANSWER:

      Defendants repeat and reallege their answers to paragraphs 1 through 28 as if fully set forth herein.


      30. Defendants' actions in setting a premature record date, in sitting silently while that record date passed without disclosing Publicis' opposition to the Bozell Merger and its counter-proposal, and in deliberately choosing not to announce its record date were taken for the primary purpose of impeding and/or interfering with the effective exercise of the stockholder franchise in connection with the vote at the special shareholders' meeting. Defendants sat silently upon the highly material news of Publicis' offer after surreptitiously setting a record date in violation of the New York Stock Exchange Rules. Defendants also violated Rule 14a-13 of the federal proxy rules by failing to send out broker inquiries until approximately the record date.


ANSWER:

      Defendants deny the allegations of paragraph 30.


      31. Defendants took these actions to disenfranchise shareholders who purchased or would be purchasing True North stock after the disclosure of Publicis' opposition to the Bozell Merger and $28 per share counter-proposal. As True North knew, those shareholders who purchased upon the news of Publicis' opposition and counter-proposal would be likely to vote against the Bozell Merger.


ANSWER:

      Defendants deny the allegations of paragraph 31.

      32. Publicis is being, or will be, irreparably injured by Defendants' misconduct and has no adequate remedy at law.


ANSWER:

      Defendants deny the allegations of paragraph 32.


                                    COUNT II
                            BREACH OF FIDUCIARY DUTY
                   (FAILURE TO MAXIMIZE STOCKHOLDER VALUE)

      33. Plaintiff repeats and realleges paragraphs 1 through 32 as if fully set forth herein.


ANSWER:

      Defendants repeat and reallege their answers to paragraphs 1 through 32 as if fully set forth herein.


      34. The Bozell Merger will result in a change of the effective control of True North. In this context, the Board's fiduciary duty is to seek to obtain the best available terms for True North's shareholders and not to favor one potential acquirer over another or one type of financial alternative over another. In pursuing this objective, True North's Board of Directors have a duty to inform themselves, prior to making business decisions, of all information reasonably available to them.


ANSWER:

      Defendants deny that the Merger Agreement with Bozell will result in a change of control of True North and further deny each and every other allegation of paragraph 34.


      35. The True North Directors have not sought to obtain the best available terms for the True North shareholders and have not properly informed themselves. They have breached, and are continuing to breach their fiduciary duties.

ANSWER:

      Defendants deny the allegations of paragraph 35.


      36. Publicis is being, or will be, irreparably injured by Defendants' misconduct and has no adequate remedy at law.


ANSWER:

      Defendants deny the allegations of paragraph 36.


                                    COUNT III
                            BREACH OF FIDUCIARY DUTY
                           (BREACH OF DUTY OF LOYALTY)

      37. Plaintiff repeats and realleges paragraphs 1 through 36 as if fully set forth herein.


ANSWER:

      Defendants repeat and reallege their answers to paragraphs 1 through 36 as if fully set forth herein.


      38. Upon information and belief, some or all of the Director Defendants will receive exorbitant compensation - potentially tens of millions of dollars - in the period following the consummation of the Bozell Merger. By placing their own personal interests and the interests of new True North management ahead of the shareholders' interests, these defendants have acted in bad faith and have breached their duty of loyalty.


ANSWER:

      Defendants deny the allegations of paragraph 38.


      39. Publicis is being, or will be, irreparably injured by Director Defendants' misconduct and has no adequate remedy at law.

ANSWER:

      Defendants deny the allegations of paragraph 39.


                                    COUNT IV
                            BREACH OF FIDUCIARY DUTY
                 (UNREASONABLE PREEMPTIVE DEFENSIVE MEASURES)

      40. Plaintiff repeats and realleges paragraphs 1 through 39 as if fully set forth herein.


ANSWER:

      Defendants repeat and reallege their answers to paragraphs 1 through 39 as if fully set forth herein.


      41. Upon information and belief, the Defendants sought and agreed to the Bozell Merger as a defensive measure to dilute the holdings of its largest shareholder, Publicis, with whom it has had a hostile relationship for years. By the Bozell Merger, the Defendants sought to entrench senior True North management. The Bozell Merger is not in the best interests of True North shareholders and is an unreasonable and disproportionate response to the perceived threat posed by Publicis.


ANSWER:

      Defendants admit that, as a result of Publicis Communication's and Publicis S.A.'s misconduct and lack of cooperation, there has long been an extremely difficult relationship between True North and Publicis. It was as a result of these difficulties that True North sought to and succeeded in terminating the joint venture in May 1997. Defendants deny each and every other allegation of paragraph 41.


      42. Similarly, Defendants' restriction upon the offers that may be considered under the Merger Agreement, their manipulation of the record date in violation of the rules of the New York Stock Exchange, and their violation of the federal proxy rules in failing to send out timely broker inquiries constitute unreasonable and disproportionate responses by the True North Board of Directors to Publicis and Publicis' proposal. The impact of these responses upon True North shareholders is disproportionately large in relation to any "threat" allegedly posed by Publicis' proposal. The Defendants thereby have breached, and are threatening to continue to breach, their fiduciary duties.


ANSWER:

      Defendants deny the allegations of paragraph 42.


      43. Publicis is being, or will be, irreparably injured by Defendants' misconduct and has no adequate remedy at law.


ANSWER:

      Defendants deny the allegations of paragraph 43.


      WHEREFORE, Publicis seeks judgment:


            (a) enjoining the special shareholders' meeting until the True North Board of Directors has engaged in serious, good faith discussions with Publicis concerning the Publicis proposal;

            (b) enjoining the special shareholders' meeting unless and until a proper record date, including through compliance with all applicable laws, rules, and regulations;

            (c) rescinding the restrictions in the Merger Agreement purporting to prohibit True North from engaging in discussions and/or negotiating a transaction with Publicis;

            (d) declaring that the Merger Agreement between True North and Bozell is void;

            (e) awarding Publicis damages in an amount to be determined at trial, as well as the costs and fees incurred by Publicis in prosecuting this lawsuit; and

            (f) granting such other and further relief as the Court deems just and proper.

ANSWER:

      Defendants deny that plaintiff is entitled to any relief, and defendants seek an order dismissing the complaint with prejudice, as well as awarding costs and fees to the defendants and granting such other and further relief as the court deems just and proper.


                              AFFIRMATIVE DEFENSES

      Defendants state the following affirmative defenses without assuming the burden of proof on such issues that would otherwise rest on Plaintiff.


FIRST DEFENSE

      The alleged causes of action set forth in the Complaint fail to state a claim upon which relief may be granted.


SECOND DEFENSE

      The alleged causes of action set forth in the Complaint seeking equitable relief are barred by Plaintiff's unclean hands.


THIRD DEFENSE

      The alleged causes of action set forth in the Complaint seeking equitable relief are barred by Plaintiff's laches.


FOURTH DEFENSE

      Plaintiff has no standing to bring the causes of action alleged in the Complaint in its individual capacity. The alleged causes of action are derivative, not direct.

           VERIFIED COUNTERCLAIM OF TRUE NORTH COMMUNICATIONS INC.

            Counterclaim-Plaintiff True North Communications Inc. ("True North"), by its undersigned counsel for its Verified Counterclaim alleges as follows:


                                NATURE OF ACTION

            1. This is an action for injunctive and other relief arising from the concerted attempt by Counterclaim-Defendants Publicis S.A., Publicis Communication and Maurice Levy to disrupt and prevent True North's acquisition of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), one of the world's leading advertising companies.

            2. True North, a Delaware corporation, is a worldwide advertising and marketing company. Counterclaim-Defendants Publicis S.A. and Publicis Communication are French corporations, also involved in the communications and advertising business. Counterclaim-Defendant Maurice Levy is a French citizen, and is the President Directoire of Publicis S.A. and is the Director General of Publicis Communication.

            3. On July 31, 1991, True North announced that it had entered into a merger agreement with Bozell, by which True North would acquire Bozell. True North's opportunity to acquire Bozell is exceptional and uniquely valuable. Completing the merger will significantly increase the size and market capitalization of True North, and create one of the largest advertising companies in the world.

            4. Defendants have engaged and are engaging in a series of wrongful and unlawful acts in an effort to disrupt True North's acquisition of Bozell. These acts include: (1) the issuance of false and misleading statements in violation of the United States securities laws, and specifically Section 14(a) of the Securities Exchange Act, 15 U.S.C. Section 18n(a), and Rule 14a-9, 17 C.F.R. Section 240.14a-9; (2) the inducement and attempted inducement of breaches of fiduciary duty owed by True North's directors to True North; (3) the repeated breach of contractual obligations owed by Publicis S.A. and Publicis Communication in connection with the Agreement dated as of May 19, 1997 among, inter alia, Publicis S.A., Publicis Communication and True North; and (4) the repeated breaches of contractual obligations owed by Publicis S.A. and Publicis Communication in connection with the Pooling Agreement dated as of May 19, 1997 among Publicis S.A., Publicis Communication and True North.

            5. Though Publicis has publicly stated that it is opposing the True North - Bozell transaction in the interests of shareholder value, its actions have not been consistent with the best interests of an open shareholder vote. Its real intention is to block the True North-Bozell transaction by any means, to damage True North and its stock price for the benefit of Publicis -- as Publicis would hope to acquire or merge with True North at a greatly reduced price in order to address Publicis' significant strategic void.

            6. Unless the Counterclaim-Defendants are enjoined from their course of wrongful conduct, True North is at risk of losing its unique opportunity to acquire a major global advertising company and the shareholders of True North will continue to be misled.

                                   THE PARTIES

            7. Counterclaim-Plaintiff True North is a communications company incorporated in Delaware with its principal place of business in Chicago, Illinois. True North is engaged in all aspects of the advertising and marketing business in the United States and abroad. Among its other assets, True North owns Foote, Cone & Belding, one of the largest advertising agencies in the world.

            8. Counterclaim-Defendants Publicis S.A. and Publicis Communication are both French corporations. Publicis S.A. is a publicly traded company listed on the French stock exchange. Publicis Communication owns and operates numerous advertising agencies in various countries.

            9. Counterclaim-Defendant Maurice Levy is a French citizen, and is a principal executive officer of each of the two corporate
Counterclaim-Defendants. He is the President Directoire of Publicis S.A. and is the Director General and Chief Executive Officer of Publicis Communication.

                             JURISDICTION AND VENUE

            10. This Court has jurisdiction over Count I of this counterclaim pursuant to Section 27 of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C. Section 78aa and 28 U.S.C. Section 1331.

            11. Venue is proper in this District over Count I pursuant to
Section 27 of Exchange Act, 15 U.S.C. Section 78aa and 28 U.S.C. Section 1391.

            12. This Court has jurisdiction over Counts II, III, IV and V of this counterclaim pursuant to 28 U.S.C. Section 1332 and Section 1367.

            13. Venue is proper in this District over Counts II, III, IV and V of this counterclaim pursuant to 28 U.S.C. Section 1391.

            14. This Court has personal jurisdiction over the Counterclaim-Defendants as a result of, inter alia, their violations of the federal securities laws and their commission of tortious acts within the State of Illinois.

                             BACKGROUND ALLEGATIONS
                              COMMON TO ALL COUNTS

            15. In 1989, True North and Publicis formed a global alliance. As a part of that alliance, True North and Publicis created a joint venture company called Publicis-FCB. The joint venture owned and operated numerous advertising agencies located in Europe.

            16. Almost from the beginning, the parties had great difficulty with the global alliance and the joint venture. As a result of Publicis' failure to cooperate and failure to function properly within the alliance and the joint venture, the alliance between True North and Publicis did not work and relations between the parties soured over time.

            17. Accordingly, earlier this year, the parties mutually agreed to unwind the alliance and joint venture. Therefore, on or about May 19, 1997, the parties executed a series of agreements to dissolve the joint venture and divide ownership of the advertising agencies operated by the joint venture. A centerpiece of the May 19, 1997 unwind was the agreement that each party would support the other party's pursuit of strategic acquisitions.

            18. Subsequent to the agreement to unwind the joint venture, True North negotiated extensively to acquire Bozell. The acquisition of Bozell presented True North with a unique opportunity to expand and strengthen its business by, inter alia, adding a second major brand to True North's already-existing Foote, Cone & Belding subsidiary. Bozell is an international communications company with advertising and public relations agencies in 53 countries around the world.

            19. After extensive negotiations and the receipt of a fairness opinion from its investment banker, the True North Board of Directors on July 30, 1997 approved the acquisition of Bozell.

            20. On or about July 31, 1997, True North announced that it had entered into an Agreement and Plan of Merger to acquire Bozell (the "Merger Agreement") in a merger worth in excess of $1 billion. On or about August 6, 1997, True North filed a Form 8-K with the United States Securities And Exchange Commission that included a copy of the Merger Agreement.

            21. In accordance with the Merger Agreement, a wholly-owned True North subsidiary (Cherokee Acquisition Corporation) will merge with and into Bozell, with Bozell surviving as a wholly-owned subsidiary of True North. Each share of Bozell common stock will be converted into 0.51 of a share of True North common stock. As a consequence, the acquisition of Bozell essentially will substantially increase the size and market capitalization of True North.

            22. Under the Merger Agreement, the expiration date for the merger is December 31, 1997. The Merger Agreement specifically provides that either True North or Bozell may terminate the agreement if the merger is not closed by December 31, 1997.

                                     COUNT I
                     (VIOLATION OF FEDERAL SECURITIES LAWS)

            23. True North repeats and realleges its allegations in paragraphs 1-22 as if set forth fully herein.

THE COUNTERCLAIM-DEFENDANTS SOLICIT TRUE NORTH SHAREHOLDERS BY MEANS OF FALSE AND MISLEADING COMMUNICATIONS.

            24. On November 17, 1997, Publicis Communication and Publicis S.A., upon information and belief at the instruction of Mr. Levy , released a vague and highly misleading November 10, 1997 letter to the press in an effort to solicit True North's shareholders to vote against the Bozell acquisition by falsely communicating to such shareholders that Publicis Communication and Publicis S.A. were interested in acquiring True North at $28 per share. As Mr. Levy and Publicis intended, the press coverage concerning the November 10, 1997 letter uniformly described Publicis' proposed "combination" as an acquisition by Publicis of True North at $28.00 per share. For instance, on November 18, 1997, The New York Times reported that "Publicis, the Paris-based ad agency company, said it would seek to acquire True North Communications, a former partner, for $577.4 million if True North abandons its pending acquisition of [Bozell]. " That same day, the Chicago Sun Times reported that True North had rejected Publicis' "takeover effort," stating that Publicis had "offered to purchase the remainder of the shares [that Publicis did not already own] for $28 each in cash and stock." Similarly, on December 1, 1997, Reuters Financial reported,
"Publicis last month offered $28 for every outstanding True North share ...."

            25. Publicis' supposed proposal to acquire True North is nothing more than a ruse designed to interfere with the proposed Bozell acquisition and to mislead True North shareholders. Publicis has indicated to True North that the "combination" Publicis had referred to in the November 10, 1997 letter was in actuality an acquisition of Publicis by True North. In other words, Publicis' supposed "combination" is in reality a proposal whereby True North would buy out Publicis -- not, as the Counterclaim-Defendants had told True North's shareholders, that Publicis was seeking to acquire True North at $28 per share. There has been no "offer to acquire" True North stock, but merely an unfounded speculation promoted by Publicis and Mr. Levy as to what they think True North stock might eventually be worth if Publicis Communication were merged into True North with Publicis management taking control.

THE COUNTERCLAIM-DEFENDANTS ORCHESTRATE A CAMPAIGN TO MISLEAD TRUE NORTH SHAREHOLDERS

            26. Despite having been aware of the proposed True North-Bozell merger since the end of July 1997, Mr. Levy , Publicis S.A. and Publicis Communication waited until November 10, 1997 to send a letter to True North expressing their objection to the proposed Bozell acquisition, and purporting to set forth an "offer" regarding a "combination" between Publicis and True North. A copy of their November 10, 1997 letter is attached as Exhibit A to Plaintiff's Motion for Expedited Discovery and a Preliminary Injunction.

            27. Mr. Levy's November 10, 1997 letter on behalf of Publicis S.A. and Publicis Communication contained numerous knowingly false and misleading statements. For instance, Mr. Levy falsely suggested that Publicis would propose an alternative to the Bozell acquisition whereby Publicis would acquire True North at a price of $28 per share of True North. Mr. Levy stated that Publicis was "prepared to propose a business combination between Publicis Communication and True North in which the each [sic] outstanding share of True North would be valued at US$28." Publicis also falsely characterized its proposed acquisition as "a unique opportunity for the stockholders of True North to maximize the value of their shares." (Emphasis added.)

            28. On November 12, 1997 the True North Board of Directors, after considering Publicis' November 10, 1997 letter and consulting with its financial and legal advisors, determined that it would decline Publicis' request for a meeting. The Board's decision was the product of careful deliberation and a detailed understanding of Publicis and Mr. Levy . The Board considered, inter alia, True North's intention to proceed with the Bozell acquisition, the fact that the financial terms of the November 10, 1997 letter were extremely vague and, when construed in the best possible light to Publicis, did not appear to be materially different from other strategic alternatives that had been explicitly considered and rejected by the Board, the lengthy history of difficulties between True North and Publicis, and True North's contractual obligations to Bozell.

PUBLICIS HAS VIOLATED SECTION 14(a) AND RULE 14A-9 UNDER THE EXCHANGE ACT

            29. Rule 14a-9 prohibits any solicitation of shareholders by means of any . . . communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

            30. In releasing the November 10, 1997 letter to the press, the Counterclaim-Defendants intended to and did seek to solicit True North's shareholders to vote against the Bozell acquisition by means of communications containing false and misleading statements. In particular, each of these communications to True North's shareholders concerning the purported "combination" between True North and Publicis contained knowingly misleading and false statements of material fact, or omitted material facts necessary to render the statements not misleading, in that, as they have now acknowledged, Publicis and Mr. Levy never had any intention of offering to pay $28 in stock and cash for each share of True North. Moreover, the Counterclaim Defendants have stood mute while these inaccuracies have been communicated to True North's shareholders and have never attempted to clarify the true nature of the proposed "combination" with True North, despite their clear legal obligation promptly to correct any false and misleading statements to True North's shareholders.

            31. Each of these false, deceptive, misleading and manipulative statements and the information and facts omitted as set forth above was made with knowledge of and/or reckless disregard for their falsity.

            32. Each of these false, deceptive, misleading and manipulative statements and the information and facts omitted as set forth above are material to each and every True North shareholder in determining whether to vote in favor of the Bozell acquisition.

            33. Each of these false, deceptive, misleading and manipulative statements and the information and facts omitted as set forth above was made, directly or indirectly, by means of instrumentalities of interstate commerce and/or of the mails.

            34. By reason of the foregoing, Mr. Levy , Publicis
Communication and Publicis S.A have violated Section 14(a) of the Exchange
Act, 15 U.S.C. Section 78n(a), and Rule 14a-9, 17 C.F.R. Section 240.14a-9, promulgated thereunder. In addition, Mr. Levy is a controlling person within the meaning of Section 20(a) of the Exchange Act, 15 U.S.C. Section 78p(a), and is liable for Publicis Communication's and Publicis S.A.'s violations thereof.

            35. Unless the injunctive relief sought under this claim is granted, True North and its stockholders will be irreparably harmed in that the false, deceptive, misleading and manipulative statements and the information and facts omitted as set forth above will remain uncorrected and the Counterclaim-Defendants will continue to seek to mislead and falsely solicit proxies from the True North stockholders.

            36. True North has no adequate remedy at law.

                                    COUNT II
                (TORTIOUS INTERFERENCE WITH FIDUCIARY DUTIES)

            37. True North repeats and realleges its allegations in paragraphs 1-36 as if set forth fully herein.

            38. Pursuant to the agreements entered into in May 1997 by which True North and Publicis Communication and Publicis S.A. agreed to terminate their joint venture, Publicis Communication was afforded the contractual right to nominate one person to the True North Board of Directors.

            39. Pursuant to its contractual right, on or about May 23, 1997, Publicis Communication nominated Mr. Ali Wambold to the True North
Board. Mr. Wambold is a
partner at Lazard Freres in Paris. Publicis Communication and Publicis S.A. have retained Lazard Freres as their investment banker and financial advisor in connection with their hostile actions to disrupt the Bozell merger.

            40. As a director of True North, Mr. Wambold owes strict fiduciary duties to True North and its shareholders.

            41. On November 10, 1997, at the direction of
Counterclaim-Defendants Publicis S.A. and Publicis Communication and at the specific instruction of Maurice Levy, Mr. Wambold privately telephoned three members of the Board of Directors of True North.

            42. During his conversations with these members of the True North Board, Mr. Wambold urged these Board members to support the initiatives of Publicis set forth in Mr. Levy's letter of November 10, 1997. Mr. Wambold stated that Mr. Levy held these individuals in high esteem and, in certain instances, Mr. Wambold stated that Mr. Levy believed that certain of these individuals would play an important role in a combined Publicis - True North entity.

            43. Mr. Wambold's statements to these members of the True North Board were calculated to induce them to breach their fiduciary duties to True North and were in gross violation of Mr. Wambold's fiduciary duties as a director of True North.

            44. Upon information and belief, Mr. Wambold's breach of his fiduciary duties as set forth in paragraphs 42 and 43 was made at the direction and insistence of Mr. Levy , Publicis Communication and Publicis S.A.

            45. Upon information and belief, Mr. Levy, Publicis Communication and Publicis S.A. have caused Mr. Wambold to breach his fiduciary duties in additional ways, including, inter alia, causing Mr. Wambold to disclose to them confidential information of True North made known to Mr. Wambold by True North solely in his capacity as a director of True North.

            46. The actions of Mr. Levy, Publicis Communication and Publicis S.A. in causing Mr. Wambold to breach his fiduciary duties have injured True North and its shareholders.

            47. Unless the injunctive relief sought under this claim is granted, True North and its stockholders will be irreparably harmed by further efforts by the Counterclaim-Defendants to induce breaches of fiduciary duties by the True North directors.

            48. True North has no adequate remedy at law.

                                    COUNT III
                      (BREACH OF CONTRACT BY PUBLICIS S.A.
                           AND PUBLICIS COMMUNICATION)

            49. True North repeats and realleges its allegations in paragraphs 1-48 as if fully set forth herein.

            50. As part of the termination of the parties' joint venture in May 1997, Publicis S.A. and Publicis Communication entered into a detailed agreement with True North separating their respective worldwide agency networks (the "May 19 Agreement"). A copy of that agreement is attached as Exhibit 1.

            51. The May 19 Agreement contains a substantial number of terms dealing with the ownership and operation of Publicis Communication. These terms were needed because of True North's 26.5% minority ownership of Publicis Communication and the potential that Publicis S.A. would abuse its dominant 73.5% ownership position.

            52. Accordingly, to protect the interest of True North, Section
1.8 of the May 19 Agreement provides, as follows:

            Communication Directors. As soon as practicable, but no later than 60 days after the consummation of the transactions contemplated by this Agreement and in all events prior to the consummation or corporate approval of any transaction to transfer to Communication agencies owned by Publicis, and so long thereafter as True North owns at least 10% of the issued and outstanding shares of Communication Stock, Communication shall elect to its Board of Directors three members who have no prior significant relationship with Publicis, True North or the directors or senior officers of either (the "Outside Directors"). Publicis and Communication shall consult with True North prior to the appointment of the three Outside Directors. A majority of the three Outside Directors and the Board of Directors of Communication must approve any transaction (other than those specifically contemplated by this Agreement or the Memorandum of Agreement) of Communication, including transactions with Publicis or any affiliates of Publicis, that a majority of the three Outside Directors deem to be significant.


            53. Notwithstanding the express provisions of Section 1.8, Publicis S.A. has failed to cause the election of three independent directors to the Board of Publicis Communication. Until such independent directors are appointed, Publicis Communication is prohibited under Section 1.8 from undertaking any "significant transaction."

            54. Even though Section 1.8 sets conditions that have not been met on any "significant transaction" of the type purportedly contemplated by Mr. Levy's November 10, 1997 letter, Publicis S.A and Publicis Communication have acted and are threatening to continue to act in violation of the May 19 Agreement.


            55. Similarly, Section 1.7 of the May 19 Agreement provides, in pertinent part, as follows:

            Transactions on Arm's Length Basis. So long as True North owns at least 10% of the issued and outstanding shares of Communication Stock, any significant transactions effected by Communication shall be effected on an arm's length basis; ....


            56. Notwithstanding this specific contractual provision drafted for the protection of True North, Publicis S.A. and Publicis Communication have breached Section 1.7. The terms of the November 10, 1997 letter written by Mr. Levy on behalf of Publicis Communication clearly contemplate a "significant transaction" within the meaning of Section 1.7, yet Publicis S.A. has not treated Publicis Communication on an arm's length basis with respect to the initiative set forth in Mr. Levy's November 10, 1997 letter.


            57. Section 3.4 of the May 19 Agreement provides generally that disputes between the parties with respect to the May 19 Agreement are subject to arbitration. However, Section 3.4.10 further specifies, in pertinent part, that:

            Governing Laws; Arbitration .... Nothing herein shall limit the right of a party to seek provisional or injunctive relief pending resolution of a dispute pursuant to this Agreement.

            58. True North has taken steps to commence an arbitration to vindicate its rights under the May 19 Agreement.


            59. Pending resolution of the arbitration, True North is entitled to an injunction prohibiting Publicis S.A. and Publicis Communication from breaching their obligations under the May 19 Agreement and prohibiting Publicis Communication from considering any significant transaction unless and until the requirements of Sections 1.7 and 1.8 are complied with.


            60. True North has no adequate remedy at law.

                                    COUNT IV
                              (BREACH OF CONTRACT)


            61. True North repeats and realleges its allegations in paragraphs 1-60 as if set forth fully herein.


            62. In addition to the May 19 Agreement, in connection with the parties' termination of their alliance and joint venture, Publicis Communication, Publicis S.A. and True North entered into an additional contract entitled the "Pooling Agreement." A copy of this contract is attached as Exhibit 2.


            63. The Pooling Agreement was specifically entered into to prevent Publicis S.A. or Publicis Communication from misusing Publicis Communication's ownership in True North to undermine True North's subsequent acquisition efforts.

            64. Accordingly, under the Pooling Agreement, Publicis S.A. and Publicis Communication agreed that they would take any action reasonably requested in support of a True North acquisition, other than committing to vote for such a transaction.


            65. Specifically, pursuant to section 1.1 of the Pooling Agreement, Publicis S.A. and Publicis Communication agreed to take any action reasonably requested by True North in support of a business transaction. Thus, Publicis agreed to (a) provide True North with a "pooling letter" if necessary to effect a pooling of interests transaction; and

            (b) if reasonably requested, take such other action in support of the transaction (other than a commitment to vote for such transaction) as would be customary with respect to an acquisition or other similar business transaction in which True North may participate. (Emphasis added.)


In sum, short of committing to vote its shares in favor of a True North acquisition, Publicis agreed to support a True North acquisition when and if True North requests such support. Under section 1.2 of the Pooling Agreement, True North undertook a reciprocal obligation to Publicis.


            66. The Pooling Agreement further provides that any breach by Publicis arising from a request by True North under section 1.1 entitles True North to injunctive relief. In section 2.4.2 of the Pooling Agreement, Publicis acknowledged that such "a breach would cause a loss to True North which could not be reasonably or adequately compensated in damages" and "True North shall be entitled to injunctive relief to prevent any breach or continuing breaches of this Agreement arising out of a request under Section 1.1."

            67. Pursuant to the Pooling Agreement, True North has reasonably requested that Publicis S.A and Publicis Communication refrain from taking actions against the proposed Bozell transaction and take actions in furtherance of that merger.


            68. Publicis S.A and Publicis Communication have at every opportunity taken action contrary to True North's reasonable request, and willfully, deliberately and intentionally breached their obligations under the Pooling Agreement. These actions include, inter alia, filing a meritless complaint against True North and its directors seeking to deprive the True North shareholders of an opportunity to vote on the Bozell transaction, and engaging in the other various wrongful conduct which is set forth in this counterclaim.


            69. Publicis S.A.'s and Publicis Communication's breach of the Pooling Agreement threatens to sabotage the Bozell merger.


            70. If Publicis and Publicis Communication succeed in stopping the Bozell merger by violating their contractual obligations to True North, the financial harm to True North and its shareholders will be substantial and irreparable.


            71. As a direct and proximate cause of their intentional breaches of the Pooling Agreement, True North has been or will be injured in an amount that cannot be fully measured in terms of money damages. Insofar as some portion of the harm to True North is quantifiable, however, True North has been or will be injured in an amount to be determined at trial of not less than $300 million, not including punitive damages.

                                     COUNT V
               (TORTIOUS INTERFERENCE WITH BUSINESS RELATIONS)


            72. True North repeats and realleges the allegations contained in paragraphs 1-71 of this complaint as if fully set forth herein.


            73. By taking the foregoing wrongful actions, Publicis S.A., Publicis Communication and Mr. Levy threaten to and intend to interfere with and defeat the pending merger of True North and Bozell. Their actions were undertaken intentionally, maliciously and in bad faith with the deliberate purpose of interfering with the merger of True North and Bozell.


            74. By virtue of the foregoing, Publicis S.A., Publicis Communication, and Mr. Levy have sought to intentionally interfere with the pending merger of True North and Bozell for the purpose of terminating the current and expected relationship between True North and Bozell.


            75. As a direct and proximate cause of their tortious interference with the merger of True North and Bozell, True North has been or will be injured in an amount that cannot be fully measured in terms of money damages. Insofar as some portion of the harm to True North is quantifiable, however, True North has been or will be injured in an amount to be determined at trial of not less than $300 million, not including punitive damages.

            WHEREFORE, True North demands judgment against Publicis S.A., Publicis Communication and Mr. Levy , and respectfully prays that this Court enter orders as follows:


            (a) Declaring that the Counterclaim-Defendants have violated
Section 14(a) of the Exchange Act, 15 U.S.C. Section 78n(a) and Rule 14a-9, 17 C.F.R. Section 240.14a-9 and ordering that corrective disclosures be made at the expense of the Counterclaim-Defendants;


            (b) Enjoining the Counterclaim-Defendants from making false and misleading statements in connection with the solicitation of proxies;


            (c) Enjoining the Counterclaim-Defendants from any further interference with Mr. Wambold and/or directly or indirectly through any agents or other persons acting in concert with them from any further interference with True North directors;


            (d) Enjoining Publicis S.A. and Publicis Communication from proceeding with any significant transaction until three (3) independent directors are seated and fully functioning on the Publicis Communication Board of Directors;


            (e) Enjoining Publicis S.A. to adhere to the terms of the Pooling Agreement;


            (f) Enjoining the Counterclaim-Defendants from any further interference with the Bozell transaction;

            (g) Awarding True North compensatory and punitive damages in amounts to be determined;


            (h) Awarding True North the costs and disbursements related to this action, including reasonable attorneys' fees; and


            (i) Awarding such further and other relief as may be just and proper.

                                                    /s/
                                    One of the Attorneys for Defendants
                                    and for Counterclaim Plaintiff

                                    Robert D. McLean
                                    Walter C. Carlson
                                    Richard B. Kapnick
                                    Bruce M. Zessar
                                    James W. Ducayet

                                    SIDLEY & AUSTIN
                                    One First National Plaza
                                    Chicago, Illinois 60603
                                    (312) 853-7000

Of Counsel:

Kenneth J. Nachbar
MORRIS, NICHOLS, ARSHT & TUNNELL
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899
(302) 658-9200

Martin London
Robert A. Atkins
PAUL, WEISS, RIFKIND, WHARTON & GARRISON
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

                               JURY TRIAL DEMANDED

            Defendants and the Counterclaim Plaintiff hereby demand trial by jury for all issues so triable under the Plaintiff's complaint and the Counterclaim-Plaintiffs Counterclaim.

                                                    /s/
                                    One of the Attorneys for Defendants
                                    and for Counterclaim Plaintiff

                                    Robert D. McLean
                                    Walter C. Carlson
                                    Richard B. Kapnick
                                    Bruce M. Zessar
                                    James W. Ducayet

                                    SIDLEY & AUSTIN
                                    One First National Plaza
                                    Chicago, Illinois 60603
                                    (312) 853-7000

Of Counsel:

Kenneth J. Nachbar
MORRIS, NICHOLS, ARSHT & TUNNELL
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899
(302) 658-9200

Martin London
Robert A. Atkins
PAUL, WEISS, RIFKIND, WHARTON & GARRISON
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

                                  VERIFICATION

            BRUCE MASON, being duly sworn, states that he is the Chairman of the Board of Directors and Chief Executive Officer of Counterclaim Defendant True North Communications Inc. and that the allegations of the foregoing Verified Counterclaim are true and correct as to the best of his knowledge, except as to matters alleged on information and belief, and that as to those matters he believes to the best of his knowledge that such allegations are true.



                                                    /s/
                                                      BRUCE MASON

Sworn to before me this
[2nd] day of December 1997



            /s/
        Notary Public



[SEAL]